Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of January 1, 2007 (the “Effective Date”), between Guess?, Inc., a Delaware corporation (the “Company”), and Maurice Marciano (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is a co-founder of the Company and is acting as its Co-Chairman and Co-Chief Executive Officer.

WHEREAS, the Executive has heretofore been employed by the Company pursuant to an employment agreement made effective as of August 13, 1996 (the “Prior Agreement”).

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique and have been integral to the success of the Company.

WHEREAS, the Executive wishes to focus his time and energy on developing the Company’s strategy as its Chairman of the Board, and is willing to commit himself to serve the Company, on the terms and conditions herein provided.

WHEREAS, the Company wishes to retain the services of the Executive and anticipates that the Executive’s contribution to the growth and success of the Company will continue to be substantial.

WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement as evidenced by this Agreement effective as of the date hereof in order to provide for the modification of certain provisions of the Prior Agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            POSITION/DUTIES.

(a)           During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Company’s Chairman of the Board of Directors.  In this capacity, the Executive shall be responsible to identify and develop key strategic initiatives with the Company’s Chief Executive Officer and to fulfill such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall reasonably designate that are consistent with the Executive’s position as Chairman.  The Executive shall report exclusively to the Board.  The Executive shall have authority as is appropriate to carry out his duties and responsibilities as set forth in this Agreement.

(b)           During the Employment Term (as defined below), the Executive shall use the Executive’s best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and shall devote such portion of the Executive’s business time (excluding periods of vacation and other approved leaves of absence)

as is reasonably necessary to such performance of the Executive’s duties with the Company.  Subject to Board approval, Executive may serve on the board of directors or advisory boards of other for profit companies provided that such service does not create a potential business conflict or the appearance thereof.  Nothing in this Agreement shall prevent Executive from managing his family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof.

(c)           During the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the Executive’s then-current term.

(d)           The Company shall not relocate the Executive’s principal place of business outside of the Los Angeles metropolitan area without the Executive’s written consent.

(e)           The Executive shall be provided with appropriate office and secretarial facilities in each of the Company’s principal executive offices and any other location that the Executive reasonably deems necessary to have an office and support services in order for the Executive to perform his duties to the Company.

2.            EMPLOYMENT TERM.  The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7 hereof, ending on the last day of the fifth whole Fiscal Year of the Company commencing on or after the Effective Date (the “Original Employment Term”), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) Fiscal Year periods (the “Additional Terms”), unless, on or before 90 days prior to the expiration of the Original Employment Term or of any Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then-current term.

3.            BASE SALARY.  The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than One Million Dollars ($1,000,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) after 2007 and may be increased, but not decreased, from time to time by the Board; provided, however, that if the Executive notifies the Board that he wishes to reduce substantially his duties hereunder, the Board may adjust his Base Salary and other compensation hereunder accordingly.  No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.            ANNUAL INCENTIVE BONUS AND OTHER BONUSES.  During the Employment Term, the Executive shall be eligible to participate in the Company’s annual bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with the Executive’s position.  For each whole fiscal year (“Fiscal Year”) that begins on or after January 1, 2007 and ends not later than the expiration of the Employment

Term, the Executive shall be eligible to earn an annual cash bonus (the “Bonus”) under the Company’s Annual Incentive Bonus Plan, as amended from time to time (the “Bonus Plan”), and, if appropriate, the Company’s 2004 Equity Incentive Plan, as amended from time to time (the “Equity Plan”), based upon the achievement by the Company and its subsidiaries of performance goals under the Bonus Plan and under the Equity Plan for each such Fiscal Year established by the Compensation Committee of the Board of Directors (the “Compensation Committee”).  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied. The range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual target Bonus opportunity shall be at least 140% of the Executive’s Base Salary (for each such year, the “Target Bonus”), the threshold Bonus for a Fiscal Year shall be one-half the Target Bonus for such year and the maximum Bonus payable pursuant to this Section 4 for any Fiscal Year shall not exceed the amount that is 225% of the Executive’s Base Salary for such year.  The Bonus, if any, payable to the Executive in respect of any Fiscal Year will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within seventy-five days after the conclusion of such Fiscal Year.  After the expiration of the Bonus Plan and the Equity Plan, Executive’s right to receive future Bonus opportunities under such plan is subject to approval by the stockholders of the Company of a similar successor plan under which such opportunity may be granted.  The Compensation Committee may, in its sole discretion, award additional bonuses to Executive.

5.            EQUITY BASED INCENTIVE AWARDS.

(a)           PERFORMANCE SHARE AWARDS.  The Company shall grant the Executive under the Equity Plan at the completion of each whole Fiscal Year commencing on and after January 1, 2007 and during the Employment Term shares of the Company’s common stock (“Performance Shares”) based upon the achievement by the Company and its subsidiaries of performance goals under the Equity Plan for each such Fiscal Year established by the Compensation Committee.  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied.  Performance Shares will be granted for each whole Fiscal Year during the Employment Term at “target” and “stretch” levels of 110% (i.e., $1,100,000 for 2007) and 240% (i.e., $2,400,000 for 2007) of the Executive’s Base Salary for such Fiscal Year.  Performance Shares granted in any particular Fiscal Year will be subject to the standard vesting schedule established by the Compensation Committee for Performance Share grants in that year (the current vesting schedule is a 4-year vesting schedule).  After the expiration of the Equity Plan, Executive’s right to receive future grants of Performance Shares is subject to approval by the stockholders of the Company of a similar successor plan under which such awards may be granted.

(b)           STOCK OPTION AWARDS.  The Company shall grant the Executive under the Equity Plan at the completion of each whole Fiscal Year commencing on or after January 1, 2007 and during the Employment Term stock options to purchase the Company’s common stock at an exercise price of not less than the fair market value of such stock on the grant date (“Stock Options”) based upon the achievement by the Company and its subsidiaries of performance goals under the Equity Plan for each such Fiscal Year established by the Compensation Committee.  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied.  Stock Options for each whole Fiscal Year during the Employment Term will be granted at a grant-date Black-Scholes value of 110% of the Executive’s Base Salary for such Fiscal Year (i.e., $1,100,000 for 2007).  Stock Options granted in any particular Fiscal Year will be subject to the standard vesting schedule established by the Compensation Committee for Stock Option grants in that year (the current vesting schedule is a 4-year vesting schedule).  After the expiration of the Equity Plan, Executive’s right to receive future grants of Stock Options is subject to approval by the stockholders of the Company of a similar successor plan under which such awards may be granted.

(c)           DISCRETIONARY GRANTS.  In addition to the Performance Share and Stock Option Awards under Section 5(a) and (b) above, at the sole discretion of the Board or the Committee, the Executive shall be eligible to participate throughout the Employment Term in such long-term incentive plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs.

6.            EMPLOYEE BENEFITS.

(a)           BENEFIT PLANS.  The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, Section 401(k), profit sharing, medical coverage, education, or other retirement (including without limitation supplemental executive retirement plans) or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive’s position subject to satisfying the applicable eligibility requirements.  The Executive shall at all times during the Employment Term be entitled to participate in the Guess?, Inc. Supplemental Executive Retirement Plan, as in effect on January 1, 2006, and any deferred compensation plan which may be maintained by the Company from time to time.

(b)           VACATION.  The Executive shall be entitled to accrue annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than twenty business days per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.  Executive shall not be permitted to accrue more than a total of twenty five (25) vacation days at any time.  Once Executive reaches the maximum accrual, Executive shall not accrue any additional vacation days until a portion of Executive’s accrued vacation time is used.

(c)           AUTOMOBILE.  The Company shall continue to provide the Executive with an automobile during the Employment Term in a manner consistent with its past practice.

(d)           PERQUISITES.  The Company shall provide to the Executive, at the Company’s cost, all perquisites which other senior executives of the Company are generally entitled to receive in accordance with Company policy as set by the Board from time to time.

(e)           LIFETIME RETIREE MEDICAL BENEFIT.  The Company shall provide the Executive and his eligible family members with Post-Retirement Health Benefits at its expense commencing upon expiration of the Employment Term for any reason other than a termination for Cause, in which case the Company shall have no obligation to provide Post-Retirement Health Benefits.  The term “Post-Retirement Health Benefits” means the following:

(i)            health benefits (including medical, prescription, dental and vision coverage, if and to the extent applicable) for the remainder of the Executive’s life under the plans provided to the Company’s executive officers and their eligible family members, as in effect from time to time; provided that the Post-Retirement Health Benefits may be made secondary to any other benefits to which the Executive may be entitled under another employer-provided plan or a governmental plan such as Medicare; or

(ii)           if the Company is unable, at any point, to provide such coverage under any such plans, the Company will pay the Executive a lump-sum cash payment that will equal the present value of the cost of such coverage based on the actuarial equivalent assumptions set forth in the Guess?, Inc. Supplemental Executive Retirement Plan and a reasonable forecast of increases in the cost of such coverage for that portion of the period following the expiration of the Employment Term for which such coverage could not be provided (in either case, such benefits are referred to as the “Post-Retirement Health Benefits”).

(f)            BUSINESS AND ENTERTAINMENT EXPENSES.  Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder.

(g)           CHANGE IN CONTROL.  In the event there is a Change in Control, the Company shall establish a “rabbi trust” for the benefit of the Executive and fund it with cash or cash equivalents sufficient to fully pay when due and payable all payments that potentially would be required to be made under Section 8(d) hereof if the Executive were to be terminated without cause.  For this purpose, the term “Change in Control” is used as defined in the Equity Plan except that in no event shall a “Change in Control” be triggered pursuant to clause (A) of such term as so defined unless the Acquiring Person becomes the Beneficial Owner of twenty percent (20%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)) in one or more bona fide transactions and such level of ownership of such Common Stock or Combined Voting Power, as applicable, exceeds the aggregate level of ownership of the Marcianos of such Common Stock or Combined Voting Power, respectively.  For purposes of the preceding sentence, “Marcianos” means Maurice Marciano, Paul Marciano, and any trust established in whole or in part for the benefit of one or more of them or their family members, or any other entity controlled by one or more of them, and any other capitalized term used in such sentence is used as defined in the Equity Plan if not otherwise defined in this Agreement.

7.            TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)           DISABILITY.  Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled.  For purposes of this Agreement, “Disabled” and “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           DEATH.  Automatically on the date of death of the Executive.

(c)           CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean (i) Executive’s conviction or plea of nolo contendere to a felony or any crime involving moral turpitude; (ii) a willful act of theft, embezzlement or misappropriation from the Company; or (iii) a determination by the Board that Executive has willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after (A) a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and provides the Executive with the opportunity to correct such failure if, and only if, such failure is capable of cure; and (B) the Executive’s failure to correct such failure which is capable of cure within 30 days of receipt of the demand for performance.  For the avoidance of doubt, the parties expressly agree that only Cause pursuant to Section 7(c)(iii) shall be deemed capable of cure.  Notwithstanding the foregoing, “Cause” shall not include any act or omission that the Executive believes in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled).  The Company may only terminate the Executive’s employment for Cause if (A) a determination that Cause exists is made and approved by three fourths of the independent directors of the Company’s Board, (B) for a termination for Cause under Section 7(c)(iii), the Executive is given at least five (5) days’ written notice of the Board meeting called to make such determination, and (C) for a termination for Cause under Section 7(c)(iii), the Executive and his legal counsel are given the opportunity to address such meeting.  In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Company.

(d)           WITHOUT CAUSE.  Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability prior to age sixty-five.

(e)           GOOD REASON.  Upon written notice by the Executive to the Company of termination for Good Reason unless the reasons for any proposed termination for Good Reason are remedied in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company.  “Good Reason” means the occurrence of any one or more of the following events prior to age sixty-five unless Executive specifically agrees in writing that such event shall not be Good Reason:

(i)            Any material breach of this Agreement by the Company, including:

(A)          the failure of the Company to pay the compensation and benefits set forth in Sections 3 through 6 of this Agreement;

(B)           any material adverse change in the Executive’s status, position or responsibilities as Chairman of the Board of the Company;

(C)           any failure to nominate or elect Executive as Chairman of the Board or as member of the Board;

(D)          causing or requiring the Executive to report to anyone other than the Board or

(E)           assignment of duties materially inconsistent with his position and duties described in this Agreement,

(ii)           the failure of the Company to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this Agreement,

(iii)          requiring the Executive to be principally based at any office or location outside of the Los Angeles metropolitan area;

(iv)          purported termination of the Executive’s employment for “Cause” in a bad faith violation of the substantive and procedural requirements of Section 7(c), or

(v)           a termination of employment by the Executive for any reason or no reason during the 30-day period commencing 6 months after a Change of Control.

(f)            RETIREMENT.  Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8.            CONSEQUENCES OF TERMINATION.  Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates.  Except to the extent otherwise provided in this Agreement, all benefits and awards under the Company’s compensation and benefit programs shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.  The following amounts and benefits shall be due to the Executive:

(a)           DISABILITY.  Upon such termination, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid Bonus earned with respect to any Fiscal Year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (iv) all other payments, benefits or perquisites to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement (including any related gross-up) (collectively, “Accrued Amounts”).  The Executive will also be paid a pro-rata portion of the Executive’s Annual Bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual Bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(b)           DEATH.  In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts.  The Executive’s estate (or beneficiary) will also be paid a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual Bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(c)           TERMINATION FOR CAUSE.  If the Executive’s employment should be terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

(d)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason, the Company shall pay or provide the Executive with

(i)            the Accrued Amounts;

(ii)           a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual Bonuses are paid to other senior executives, determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year (but in no event less than the amount for target performance), by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365;

(iii)          an amount equal to the product of (A) the sum of (1) the Executive’s Base Salary and (2) the then Target Bonus multiplied by (B) three, payable in a single lump-sum, with such payment being made on the earliest payroll date that does not result in adverse tax consequences to the Executive under Section 409A of the Code; and

(iv)          two years of additional service credit and age for benefit accrual, early retirement reduction and vesting purposes under the Guess?, Inc. Supplemental Executive Retirement Plan.

In addition, the Company, at its election, shall have the option in its full and absolute discretion to enter into a two-year consulting agreement with the Executive providing for continuation of 50% of Base Pay annually in substantially the same form as set forth in Appendix A below.  Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to provide any of the monetary payments and/or benefits provided for in this Section 8(d) (other than Accrued Amounts) unless and until Executive executes an effective general release of all claims in favor of the Company in a form acceptable to the Company (the “Release”).  For the avoidance of doubt, Executive’s execution of the Release is a condition precedent to any obligation of the Company to provide the monetary payments and/or benefits provided for in this Section 8(d) (other than Accrued Amounts).

(e)           NON-RENEWAL.  A notice of non-renewal of this Agreement by the Company that would result in expiration of the Employment Term prior to the Executive’s sixty-fifth birthday shall be treated as a termination of the Executive’s employment by the Company without “Cause” for the purposes of this Agreement.

(f)            RETIREMENT.  If the Executive retires under Section 7(f) of this Agreement, the Company shall pay to the Executive:

(i)            any Accrued Amounts;

(ii)           a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual Bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); and

(iii)          the Executive shall be considered to have “retired” for purposes of any plans, programs, agreements or arrangements with the Company or its affiliates.

In addition, the Company shall enter into a two-year consulting agreement with the Executive providing for continuation of 50% of Base Pay annually in substantially the same form as set forth in Appendix A below.

9.            SECTION 4999 EXCISE TAX.  If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of

Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company shall pay to Executive an amount in addition to the Payments (the “Gross-Up Payment”) as calculated below.  The Gross Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment tax and Excise Tax on the Gross Up Payment, but before deduction for any federal, state or local income and employment tax on the Payments, the net amount retained by the Executive shall be equal to the Payments.  The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section are set forth in Appendix B attached hereto.  For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Appendix B) may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and Executive.

10.          CONFIDENTIALITY.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

11.          ATTORNEY’S FEES.  To the extent permitted by law, all reasonable costs and expenses incurred by the Executive in evaluating and negotiating the terms and conditions of this Agreement shall be promptly paid on behalf of, or reimbursed, to the Executive by the Company.  If the Executive incurs legal or other fees and expense in a good faith non-frivolous effort to secure or preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall, to the extent permitted by law and regardless of the outcome of such effort, reimburse Executive monthly for such fees and expenses.

12.          NO ASSIGNMENT.

(a)           This Agreement is personal to each of the parties hereto.  Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b)           The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

13.          NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021
Attention:  General Counsel
Facsimile No.:  (213) 765-0911

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.          SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision to the extent that the terms of this Agreement are more beneficial to the Executive.

15.          SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

17.          DISPUTE RESOLUTION.  In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below.  Any Dispute shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect.  The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of act and a statement of reasons for the decision.  The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party.  The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties.  If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association name a panel of five (5) arbitrators.  The Company shall strike the names of two (2) off this list, the Executive shall also strike two (2) names, and the remaining name shall be the arbitrator.  The parties shall stipulate that arbitration shall be completed within ninety (90) days.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall bear the costs of the arbitrator and any related forum fee.

18.          INDEMNIFICATION.  The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s performance of his duties and obligations with the Company.  This provision is in addition to any other rights of indemnification the Executive may have.

19.           LIABILITY INSURANCE.  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

20.          MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  Notwithstanding the foregoing, the Company’s rights pursuant to any confidentiality, proprietary information, assignment of inventions or similar agreement shall survive and continue in effect.

21.          PAYMENT OF COMPENSATION.  Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a)           If payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.  In the event that deferred payment is required in order to comply with Section 409A, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

(b)           If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, including when final regulations and issued thereunder, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

22.          FULL SETTLEMENT.  Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive.  In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

23.          REPRESENTATIONS.  Except as otherwise disclosed to the Company in writing, the Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

24.          WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25.          NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any restricted stock unit or other agreement with the Company or any of its affiliated companies.  Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the date of termination shall be payable in accordance with such plan or program.

26.          SURVIVAL.  The respective obligations of, and benefits afforded to, the Company and Executive that by their express terms or clear intent survive termination of Executive’s employment with the Company, including, without limitation, the provisions of Sections 8, 9, 10, 11, 12, 17, 18, 19, 21, 22 and 24 of this Agreement, will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

27.          AGREEMENT OF THE PARTIES.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GUESS?, INC.

By:	/s/ Carlos Alberini
Name:	Carlos Alberini
Its:	President and COO

MAURICE MARCIANO

/s/ Maurice Marciano

APPENDIX A

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated this   th day of              20    by and between Guess?, Inc. (the “Company”) and Maurice Marciano (“Marciano”).

WITNESSETH:

WHEREAS, Marciano serves as an executive Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, Marciano desires to retire from his position as such an executive Chairman (the effective date of such retirement is referred to as the “Retirement Date”) and to provide consulting services to the Company as the Board may reasonably consider appropriate; and

WHEREAS, the parties desire to set forth their respective rights and obligations regarding Marciano’s consulting arrangement.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Consulting Period.  The Company agrees to retain Marciano as a consultant to provide the services described in Section 3 below from the Retirement Date until the second anniversary of the Retirement Date (the “Consulting Period”), as provided in this Consulting Agreement.

2.            Consulting Services.  Marciano shall provide such consulting services to the Company as reasonably requested by the Board from time to time.  These services may include but are not limited to actively participating in major marketing or sales initiatives, performing any transition and integration services related to the Company’s business and cooperating with the Company regarding any litigation initiated involving matters of which Marciano has particular knowledge.  Marciano agrees to be available up to seven days per month during the Consulting Period to perform the Consulting Services.  The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Marciano.  Marciano shall provide these services in Los Angeles, California, provided that Marciano shall be required to travel for business and client meetings as reasonably requested by the Company.

3.            Fees.  As compensation for the Consulting Services, the Company shall pay Marciano fifty percent of Marciano’s Base Salary as of the Retirement Date per annum during the Consulting Period.  Fees shall be paid monthly in arrears by the 15th day of the following month.  Should Marciano die or become disabled during the Consulting Period, the Company shall make a lump sum cash payment to Marciano (or, in the event of his death, to his estate) of an amount equal to the remaining payments owed through the end of the Consulting Period.

Marciano shall not be entitled to participate, and shall not participate in any employee benefit plan providing benefits to Company employees, whether presently in force or adopted subsequent to this Consulting Agreement, with respect to his Consulting Services.  Notwithstanding the foregoing, Marciano shall retain all compensation and benefits that continue past his Retirement Date pursuant to the terms of his Employment Agreement with the Company dated January 1, 2007 or otherwise.  All reasonable and necessary business expenses incurred by Marciano in the performance of the Consulting Services shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors.

4.            Status.  Marciano acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor.  Marciano hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose following his termination of employment at the Retirement Date except as provided under his Employment Agreement.  The parties hereby acknowledge and agree that the compensation provided for in Section 4 shall represent fees for Consulting Services provided by Marciano as an independent contractor, and shall be paid without any deductions or withholdings for taxes.

5.            Retained Property.  During the Consulting Period, Marciano shall retain all property of the Company in his possession, including, but not limited to, credit cards, security key cards, telephone cards, car service cards, computer software or hardware, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company.

6.            Assignability.  Marciano may not assign or transfer this Consulting Agreement or any of Marciano’s rights, duties or obligations hereunder.  The Company may assign this Consulting Agreement to any person or entity acquiring all or substantially all of the assets (by merger or otherwise) of the Company so long as such person, entity or affiliate assumes the Company’s obligations hereunder.

7.            Entire Agreement.  This Consulting Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to engaging Marciano as a consultant to the Company.  This Consulting Agreement may not be changed or amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.            Divisibility.  If any one or more of the provisions of this Consulting Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

9.            Applicable Law.  This Consulting Agreement shall be governed by, and the rights and obligations of the parties determined in accordance with, the laws of the State of California as in effect for contracts made and to be performed in the State of California.

10.          Survival.  All of the Company’s obligations hereunder shall survive the termination of this Consulting Agreement.

11.          Counterparts.  This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same Consulting Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Consulting Agreement as of the day and year first above written.

MAURICE MARCIANO

COMPANY

By:

Its:

APPENDIX B

TAX GROSS-UP PAYMENT RULES AND PROCEDURES

1.            Subject to Paragraph 3 below, all determinations required to be made under Section 9 of this Agreement, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below.  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company.  The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid on the Executive’s behalf to the applicable taxing authorities within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable to the Executive, it shall furnish the Executive with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, increased by all applicable interest and penalties associated with the Underpayment, shall be promptly paid by the Company to or for the benefit of Executive.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2.            The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by the Executive.  If Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to Executive a public accounting firm to serve as Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and Executive to make such selection.  The Company shall pay the Auditor’s fee.

3.            Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than fifteen (15) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which Executive gives such notice to the Company, whichever period is shorter.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax and income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

4.            If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).